Exhibit 99.1

PRESS RELEASE

For Immediate Release

Contact: Jim Wise (618) 474-7476

Erin Williams (618) 474-7465

ARGOSY GAMING COMPANY
REPORTS THIRD QUARTER 2003 EARNINGS

Alton, IL, October 28, 2003 – Argosy Gaming Company (NYSE:AGY) today announced third quarter results for the period ended September 30, 2003. Diluted earnings per share (“Diluted EPS”) were $0.56 on net income of $16.5 million, as compared to Diluted EPS of $0.65 on net income of $19.1 million for the third quarter of 2002. The Company attributes much of the decrease in net income to increased gaming and admissions taxes in Illinois and Indiana.

Net revenues for the third quarter of 2003 were $242.9 million, up $6.4 million from third quarter 2002 net revenues of $236.5 million. Argosy Casino-Lawrenceburg achieved a 7.4% increase in net revenues versus the same quarter in 2002, primarily due to the implementation of dockside gaming in August 2002, and the enhancement of certain marketing programs.

In Illinois, the Empress Casino Joliet completed its first full quarter of operations on its new barge facility. Net revenues at the property were essentially unchanged from the third quarter of 2002 despite a reduction in hours of operation, the implementation of an admission fee and changes in marketing efforts following the increase in the Illinois tax rates in July. The Empress was the only casino in Illinois that did not experience a year over year decline in state-reported casino revenues for the quarter. The Alton Belle Casino experienced a 10.4% drop in net revenues, as a result of both increased competitive pressures from other operators in the St. Louis market and operational changes following the Illinois tax increase.

The Argosy Casino – Riverside was in the height of its construction disruption during the quarter as it undergoes a $105 million casino expansion. The project includes construction of a new casino barge facility that will increase the property’s gaming capacity by 50%, renovation of the pavilion and increased parking facilities. When the property opens, the slot machines will be completely ‘cashless’, utilizing Ticket In/Ticket Out (“TITO”) technology. During the quarter, construction work caused the main entrance to the casino to be diverted to a side entrance and reduced the number of parking spaces available. As a result, the property experienced a 4.0% decline in net revenues, which was within the range expected by management. Construction work is on budget and on schedule, and the Company plans to open the expanded facility on December 11, 2003, pending regulatory approval.

“We are very excited about the opening for our Kansas City property,” said Richard J. Glasier, President and Chief Executive Officer. “The new technology we’ve incorporated to float the casino floor of our ‘boat-in-a-moat’ is working well, and the design of the new facility will make it the most attractive and exciting in the market. We saw the immediate response our guests had to our new casino in Joliet this past May, and we think the impact in Kansas City will be even more positive.”

Argosy’s two other properties, at Baton Rouge and Sioux City, performed well in the quarter, reporting year over year increases in net revenues of 11.1% and 8.2% respectively. Both properties underwent renovations within the last year; Baton Rouge in the third quarter of 2002, making for an easier comparison this quarter, and Sioux City in the first quarter of 2003.

The Company reported EBITDA (earnings before interest, taxes, depreciation and amortization) of $63.1 million for the third quarter 2003, as compared to $66.8 million for the third quarter 2002. The $3.7 million decrease is primarily related to a $9.6 million year-over-year increase in gaming and admission taxes, partially offset by the increase in revenues mentioned above. The EBITDA margin (EBITDA as a percent of net revenues) for the quarter was 26.0%, down from 28.2% for the same quarter last year. Gaming and admission taxes for the Company for the quarter were 33.8% of net revenues, up from 30.7% in the third quarter of 2002. Both the Baton Rouge and Sioux City properties saw strong improvement in their EBITDA margins from their revenue growth, each increasing by more than two percentage points. The Riverside property experienced a drop in EBITDA similar to its drop in revenues from construction disruption. In Lawrenceburg, the increase in revenues was not sufficient to offset the full-year impact of the tax increase that was implemented in Indiana in July of 2002. As a result, the property saw a drop in its EBITDA margin. Both of the Illinois properties also experienced a drop in EBITDA margin, as the year over year comparison includes both the full-year impact of the tax increase in July 2002, as well as the half-year impact of the tax increase in July 2003.

“We continue to be challenged by the new tax environment in Illinois,” said Glasier. “The essential operational changes we said we would make at the Empress and the Alton Belle are now in place. These changes include a reduction in hours of operation both in the casinos and at our restaurants, a modification of our marketing programs, a shift to fewer table games and more slots at both our properties and the implementation of an admission fee in Joliet. We are just starting to see the full impact of these initiatives. We will be monitoring the situation closely over the next several months, making additional operational changes as necessary.”

Financial Position

The Company reported that debt was reduced from $876.7 million as of June 30, 2003, to $850.3 million as of September 30, 2003. Capital spending during the quarter ended September 30, 2003, was approximately $28.1 million, and was primarily used for construction of the expansion project in Riverside. Argosy expects to spend approximately $40 million to $50 million in capital in the last quarter of the year, primarily on the Riverside project, as well as on continuing the transition to ‘cashless’, or “TITO”, slot machines at its properties. Full-year 2003 capital spending is expected to be $135 million to $145 million. The full-year number is lower than originally anticipated due to the timing of payments for construction at Riverside, lower than anticipated expenditures at the corporate level and favorable pricing on purchases of “TITO” slot machines. All Argosy properties, with the exception of those in Illinois, are currently operating “TITO” slot machines. In Illinois, the rules governing “TITO” have recently been adopted by the Illinois Gaming Board and, pending regulatory approval, the Joliet and Alton properties expect to be partially “TITO” operational by the end of the year. Approximately one third of the Company’s total slot machines are currently “TITO” operational, with an additional one third “TITO”-ready. The Company said that, pending the timing of approval in Illinois, it still expects to meet its goal of being 100% “TITO” operational by the end of 2004.

Argosy will host a conference call for interested parties on October 28, 2003, at 11:00 a.m. EST to review its third quarter financial results.  For those interested in participating in the call, please dial (706) 634-1306 and reference conference ID #3207685 ten to fifteen minutes prior to the call start time. A telephonic replay of the conference call will be made available through November 3, 2003 and can be accessed by dialing (706) 645-9291. The call will also be broadcast live via the Internet and may be accessed through our web site at www.argosycasinos.com or through www.prnewswire.com. A simulcast of the web cast will be made available through November 3, 2003 and can be accessed through our web site: www.argosycasinos.com.

Argosy Gaming Company is a leading owner and operator of riverboat casinos and related entertainment and hotel facilities in the midwestern and southern United States. Argosy owns and operates the Alton Belle Casino in Alton, Illinois, serving the St. Louis metropolitan market; the Argosy Casino-Riverside in Missouri, serving the greater Kansas City metropolitan market; the Argosy Casino-Baton Rouge in Louisiana; the Argosy Casino-Sioux City in Iowa; the Argosy Casino-Lawrenceburg in Indiana, serving the Cincinnati and Dayton metropolitan markets; and the Empress Casino Joliet in Illinois serving the greater Chicagoland market.

This press release contains statements relating to future results, which are forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by phrases such as the Company or its management “believes,” “anticipates,” “expects,” “forecasts,” “estimates,” “foresees,” or other words or phrases of similar import. Similarly, such statements herein that describe the Company’s business outlook, objectives, strategy, intentions or goals are also forward-looking statements. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those projected, including but not limited to, competitive and general economic conditions in the markets in which the Company operates, construction delays related to the Company’s expansion projects, the timing of the transition to cashless slots at the Company’s properties, the ability to effectively implement operational changes at the Company’s Illinois properties, the effect of future legislation or regulatory changes on the Company’s operations, as well as other risks and uncertainties detailed from time to time in the Company’s Securities and Exchange Commission filings.

-Tables Follow-

ARGOSY GAMING COMPANY

CONSOLIDATED STATEMENTS OF INCOME

(In Thousands, Except Per Share Data)

	Three Months Ended		Nine Months Ended
	Sept 30, 2003	Sept 30, 2002	Sept 30, 2003	Sept 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Revenues:
Casino	$245,928	$239,121	$738,938	$716,409
Admissions	4,594	3,068	10,761	8,482
Food, beverage and other	24,270	24,422	74,023	73,315
	274,792	266,611	823,722	798,206
Less promotional allowances	(31,854)	(30,111)	(96,107)	(86,630)
Net revenues	242,938	236,500	727,615	711,576

Costs and expenses:
Gaming and admission taxes	82,125	72,571	257,448	222,595
Casino	32,499	35,328	99,873	107,392
Selling, general and administrative	37,412	33,665	112,682	99,688
Food, beverage and other	17,394	17,849	52,953	54,905
Other operating expenses	10,420	10,331	31,305	31,287
Depreciation and amortization	13,235	12,134	38,757	35,038
Write down of assets	—	—	6,500	—
	193,085	181,878	599,518	550,905
Income from operations	49,853	54,622	128,097	160,671

Other income (expense):
Interest income	20	13	106	115
Interest expense	(19,054)	(20,170)	(56,990)	(61,517)
	(19,034)	(20,157)	(56,884)	(61,402)

Income before income taxes	30,819	34,465	71,213	99,269

Income tax expense	(14,330)	(15,337)	(33,114)	(44,175)

Net income	$16,489	$19,128	$38,099	$55,094

Basic income per share	$0.56	$0.66	$1.31	$1.91

Diluted income per share	$0.56	$0.65	$1.30	$1.87

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

CASINO AND NET REVENUES

(In Thousands)

	Three Months Ended		Nine Months Ended
	Sept 30, 2003	Sept 30, 2002	Sept 30, 2003	Sept 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Casino Revenues
Alton Belle Casino	$26,778	$29,718	$85,364	$91,025
Argosy Casino - Riverside	23,453	24,665	71,569	75,296
Argosy Casino - Baton Rouge	20,109	18,147	60,598	57,783
Argosy Casino - Sioux City	10,515	9,779	31,684	29,055
Argosy Casino - Lawrenceburg	106,817	98,878	307,014	280,860
Empress Casino Joliet	58,256	57,934	182,709	182,390
Total	$245,928	$239,121	$738,938	$716,409

Net Revenues
Alton Belle Casino	$25,583	$28,539	$81,718	$87,673
Argosy Casino - Riverside	22,724	23,665	68,738	72,304
Argosy Casino - Baton Rouge (1)	20,358	18,324	62,160	59,001
Argosy Casino - Sioux City	10,190	9,420	30,765	28,208
Argosy Casino - Lawrenceburg	107,805	100,364	310,228	285,957
Empress Casino Joliet	56,278	56,188	174,006	178,433
Total	$242,938	$236,500	$727,615	$711,576

See accompanying notes to selected financial information

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ARGOSY GAMING COMPANY AND SUBSIDIARIES

SELECTED FINANCIAL INFORMATION

RECONCILIATION OF INCOME FROM OPERATIONS TO EBITDA

(In Thousands)

	Three Months Ended		Nine Months Ended
	Sept 30, 2003	Sept 30, 2002	Sept 30, 2003	Sept 30, 2002
	(unaudited)	(unaudited)	(unaudited)	(unaudited)
Income (loss) from Operations
Alton Belle Casino	$3,694	$6,469	$13,027	$22,189
Argosy Casino - Riverside	3,814	5,168	11,216	16,075
Argosy Casino - Baton Rouge (1)	1,226	693	4,215	5,205
Argosy Casino - Sioux City	1,748	1,295	5,338	4,860
Argosy Casino - Lawrenceburg	32,302	32,222	82,733	85,077
Empress Casino Joliet (2)	12,802	13,829	29,020	42,398
Corporate	(5,733)	(5,054)	(17,452)	(15,133)
Total	$49,853	$54,622	$128,097	$160,671
Depreciation and Amortization Expense
Alton Belle Casino	$1,598	$1,644	$5,009	$4,891
Argosy Casino - Riverside	1,479	1,086	4,297	3,215
Argosy Casino - Baton Rouge (1)	2,282	2,059	6,514	6,006
Argosy Casino - Sioux City	1,119	1,092	3,306	2,657
Argosy Casino - Lawrenceburg	3,216	3,354	9,710	10,098
Empress Casino Joliet	2,986	2,441	8,319	7,263
Corporate	555	458	1,602	908
Total	$13,235	$12,134	$38,757	$35,038
EBITDA(3)
Alton Belle Casino	$5,292	$8,113	$18,036	$27,080
Argosy Casino - Riverside	5,293	6,254	15,513	19,290
Argosy Casino - Baton Rouge (1)	3,508	2,752	10,729	11,211
Argosy Casino - Sioux City	2,867	2,387	8,644	7,517
Argosy Casino - Lawrenceburg	35,518	35,576	92,443	95,175
Empress Casino Joliet (2)	15,788	16,270	37,339	49,661
Corporate	(5,178)	(4,596)	(15,850)	(14,225)
Total	$63,088	$66,756	$166,854	$195,709

See accompanying notes to selected financial information

ARGOSY GAMING COMPANY

NOTES TO SELECTED FINANCIAL INFORMATION

(1)          Baton Rouge includes our Centroplex Centre Hotel and Jazz Enterprises, Inc., a wholly owned subsidiary that owns and operates the Catfish Town real estate development adjacent to our Baton Rouge casino in addition to the casino operations.

(2)          Joliet includes a $6.5 million write down of assets (recorded in the second quarter 2003) related to the original planned expansion.

(3)          “EBITDA” is defined as earnings before interest, taxes, depreciation and amortization.  EBITDA is presented solely as a supplemental disclosure because management believes it is 1) a widely used measure of operating performance in the gaming industry, and 2) a principal basis for valuation of gaming companies.  Management uses property-level EBITDA (EBITDA before corporate expense) as the primary measure of our properties’ performance, including the evaluation of operating personnel.  EBITDA should not be construed as an alternative to operating income, as an indicator of our operating performance, or as an alternative to cash flows from operating activities, as a measure of liquidity, or as any other measure determined in accordance with generally accepted accounting principles.  We have significant uses of cash flows, including capital expenditures, interest payments, taxes and debt principal repayments, which are not reflected in EBITDA.  We believe the performance of our operating units is more appropriately measured before these expenses, since the allocation of our capital is decided by corporate management and is subject to the approval of the board of directors.  In addition, we manage cash and finance our operations at the consolidated level and we file a consolidated income tax return.  We do not consider EBITDA in isolation.  Our calculation of EBITDA may not be comparable to similarly titled measures reported by other companies.

ARGOSY GAMING COMPANY

CONDENSED CONSOLIDATED BALANCE SHEETS

(In Thousands, Except Share and Per Share Data)

	Sept 30, 2003	December 31, 2002
	(unaudited)
Current assets:
Cash and cash equivalents	$56,401	$59,720
Accounts receivable, net	3,000	3,833
Income taxes receivable	—	7,944
Deferred income taxes	7,324	7,324
Other current assets	8,272	5,433
Total current assets	74,997	84,254

Net property and equipment	525,460	455,894
Other assets:
Deferred finance costs, net	17,697	20,143
Goodwill, net	727,470	727,470
Intangible assets, net	26,681	28,451
Other, net	2,335	2,353
Total other assets	774,183	778,417
Total assets	$1,374,640	$1,318,565

Current liabilities:
Accounts payable	$34,197	$17,459
Accrued payroll and related expenses	20,777	24,279
Accrued gaming and admission taxes	48,000	36,996
Income taxes payable	4,727	—
Other accrued liabilities	39,735	32,299
Accrued interest	14,166	9,427
Current maturities of long-term debt	4,602	4,469
Total current liabilities	166,204	124,929

Long-term debt	845,712	886,315
Deferred income taxes	69,408	55,073
Other long-term obligations	4,922	6,248

Stockholders’ equity:
Common stock, $.01 par; 120,000,000 shares authorized; 29,283,896 and 28,946,229 shares issued and outstanding at September 30, 2003 and December 31, 2002, respectively	293	289
Capital in excess of par	92,094	88,686
Accumulated other comprehensive (loss)	(2,700)	(3,583)
Retained earnings	198,707	160,608
Total stockholders’ equity	288,394	246,000
Total liabilities and stockholders’ equity	$1,374,640	$1,318,565

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